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Exhibit 10.4

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 21st day of February 2002, by and between Kevin S. Noland, an individual resident of the State of Georgia (the "Employee"), and A.D.A.M., Inc., a Georgia corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, the Company is engaged in the business of producing, marketing, promoting, distributing and licensing anatomical, health and medical content (including without limitation, products designed for educational markets and consumer markets and complementary and alternative medicine markets) (the "Company's Business"); and

        WHEREAS, the Company desires to employ the Employee as its Chief Operating Officer ("COO"), and Employee desires to accept such employment with the Company, all in accordance with the terms and conditions hereinafter set forth;

        NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

        1.    Employment and Duties.

        (a) Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve the Company, as the COO of the Company. In performing his duties hereunder, the Employee shall report to and be directly responsible to the Chief Executive Officer ("CEO").

        (b) During the term of this Agreement, the Employee shall, for the benefit of the Company, use his skills, knowledge, and specialized training to perform the duties and exercise the powers, functions, and discretion's incident to his position as COO of the Company or which from time to time, consistent with such position, may be assigned to or vested in him by the CEO or Board of Directors, in an efficient and competent manner and on such terms and subject to such restrictions as the CEO or Board of Directors may from time to time impose.

        (c) During the term of this Agreement, the Employee shall perform his duties hereunder at the Company's then current headquarters or as otherwise directed by the CEO or Board of Directors from time to time.

        (d) During the term of this Agreement, the Employee agrees to devote his full business time, energy, and skill to the business of the Company, and to the fulfillment of the Employee's obligations under this Agreement. In addition to the foregoing and not in limitation thereof, during the term hereof, the Employee shall not carry on, engage in, or otherwise be interested in, directly or indirectly, any other business or activity that would result in a conflict of interest with the Company's business or that would materially adversely affect the Employee's ability to perform his duties as set forth in this Agreement.

        2.    Term.    The Employee's term of employment pursuant to this Agreement shall commence on the date hereof and shall continue indefinitely until terminated in accordance with this Agreement. Either the Company or Employee may terminate Employee's employment under this Agreement at any time by notice to the other; provided, however, that if such termination by the Company is Without Cause (as hereinafter defined) or if Employee's resignation is With Good Reason (as hereinafter defined) then, subject to Section 6(b) below, the Employee shall be entitled to continue to receive twelve (12) months of the Employee's base salary at the same rate as provided to Employee as of the date of termination, such base salary to be paid on the same installment basis as provided for in Section 3(a). Notwithstanding the foregoing, Employee agrees that he will not terminate his employment upon less than sixty (60) days' prior written notice unless such termination is With Good Reason. Employee acknowledges and agrees that after the Company's receipt of any notice of termination from the Employee, the Company may, at its sole option, elect an earlier effective date for the termination of Employee's employment by giving written notice of such earlier date to Employee at any time prior to the date of termination initially established by Employee. Company agrees that Employee's election to terminate his employment hereunder shall not constitute a sufficient basis upon which the Company can terminate Employee's employment With Cause.

        3.    Compensation.

        (a) Subject to the terms of this Agreement, as base compensation for Employee's services, the Company shall pay Employee so long as he shall be employed under this Agreement a base salary that will accrue at a rate of not less than one-hundred fifty-thousand Dollars ($150,000) per annum. It being agreed, however, that Employee's salary shall be subject to all withholdings pursuant to applicable law or regulation. Employee's base salary shall be payable to Employee on the regularly reoccurring pay period established by the Company, but in no event in less than monthly installments. The CEO or Board will annually review the base salary of Employee; however, such base salary will not at any time be subject to reduction to any amount less than the dollar amount set forth in this Section 3(a).

        (b) In addition to the annual base salary payable to Employee under paragraph 3(a), Employee will be eligible to participate in grants of stock options from time to time established for employees of the Company in accordance with the terms and conditions of such plans (or any successor stock option plan adopted by the Company during the term hereof). In the event that Employee's employment is terminated With Good Reason (as hereinafter defined) or Without Cause (as hereinafter defined) then the Employee's then vested amount of stock options (or any portion of a stock option grant that has vested according to that grant's vesting schedule) at the time of Employee's termination shall be carried to their full term by the Employee upon termination. For example, if Employee receives a stock option grant of 15,000 shares with a three-year vesting schedule and a ten-year term, and the Employee is terminated during the second year of the three-year vesting schedule, Employee will be entitled to carry to term 5,000 options, or one-third of the stock option grant.

        (c) The Employee hereby acknowledges that the Employee may be required to work beyond standard working hours in order to perform his duties hereunder. The Employee shall not be entitled to compensation for overtime or extra hours worked in performance of his duties hereunder except as required by law.

        (d) In addition to the compensation described in this Agreement, the Employee shall be entitled to reimbursement by the Company for all actual, reasonable, and direct expenses incurred by him in the performance of his duties hereunder, provided such expenses were incurred only in accordance with the policies and procedures established by the Company from time to time.

        4.    Employment Benefits.

        (a) The Employee shall have the right to participate in any and all employee benefit programs established or maintained by the Company from time to time, in accordance with the terms and conditions of such employee benefit programs, including, without limitation, such medical and dental plans, retirement, pension, profit sharing, stock bonus, or stock option plans as may be established from time to time by the Company. The Company reserves the right, in its sole discretion, to alter, amend, or discontinue any of such employee benefit programs at any time.

        (b) In addition to such public holidays as are observed by the Company, the Employee shall be entitled to vacation days or paid time off in accordance with the Company's then current policies, which the Company reserves the right, in its sole discretion, to alter, amend, or discontinue at any time.

        (c) The Employee acknowledges that the Company may promulgate employee handbooks, policies, and procedures from time to time, and the Employee agrees to adhere to the terms of any handbook, policy, or procedures that the Company may promulgate from time to time. The Company reserves the right, in its sole discretion, to alter, amend, or terminate any handbook, policy, or procedure.

        5.    Illness, Incapacity or Death During Employment.

        (a) If by reason of illness, injury or incapacity, the Employee is unable, despite reasonable accommodation, to perform his services or discharge his duties hereunder on a full time basis for ninety (90) or more consecutive days or one hundred twenty (120) days in the aggregate during any twelve (12) month period (or any such longer periods as may be required by law), then the Company may terminate the employment of the Employee by written notice to Employee, and, thereupon, subject to Section 6(b) below, the Employee will be entitled to receive Employee's base salary, paid in equal monthly installments, for a period of twelve (12) months following the date of such termination. Notwithstanding the foregoing, if the Company maintains a disability insurance policy for the benefit of the Employee and the Employee qualifies for the payments under such policy, the Company shall be obligated to pay to the Employee only the difference, if any, between Employee's base salary and the payments under such policy.

        (b) In the event of the Employee's death, all obligations of the Company under this Agreement shall terminate, other than the Employee's rights with respect to the payment of that portion of the base salary earned by the Employee to the date of death, plus reimbursement of all pre-approved expenses that were reasonably incurred by the Employee in performing his responsibilities and duties for the Company prior to and including such date.

        6.    Termination of Employment.

        (a) If Company terminates Employee's employment hereunder With Cause (as hereinafter defined) or pursuant to Section 5 or Employee resigns Without Good Reason (as hereinafter defined), all obligations of Company to provide compensation and benefits under this Agreement shall cease, and Employee shall have no claim against the Company for damages or otherwise by reason of such termination. Company's election to terminate Employee's employment With Cause shall be without prejudice to any remedy the Company may have against Employee for the breach or non-performance of any of the provisions of this Agreement.

        (b) If Company terminates Employee's employment hereunder Without Cause (as hereinafter defined) or Employee resigns With Good Reason (as hereinafter defined), the Company shall:

    (1)
    continue to pay Employee's annual base salary (as in effect on the date Employee's employment so terminates) under Section 3(a) of this Agreement and pursuant to Section 2;

    (2)
    pursuant to Section 2, for a twelve (12) month period following Employee's termination, pay the COBRA premiums necessary for Employee to continue the same medical coverage Employee carried while an active employee provided that the Company shall not be required to make more than the maximum number of payments allowed under COBRA.

        (c) "With Cause" means the termination of employment resulting from:

          (i) any act or omission which constitutes a material breach by Employee of his obligations under this Agreement;

          (ii) the commission by Employee of a felony or any crime involving moral turpitude, fraud or dishonesty;

          (iii) the perpetration by Employee of any act of dishonest whether relating to the Company, the Company's employee or otherwise;

          (iv) the use of illegal drugs by the Employee, or drunkenness or substance abuse by the Employee which interferes with the performance of his duties hereunder;

          (v) gross incompetence on the part of Employee in the performance of his duties hereunder;

          (vi) the issuance of a final consent decree, cease and desist or similar order against Employee by a regulatory agency relating to violations or alleged violations of any federal or state law or regulation governing the conduct of the business of the Company; or

          (vii) any other act or omission (other than an act or omission resulting from the exercise by Employee of good faith business judgment) which materially impairs the financial condition or business reputation of the Company.

        (d) "Without Cause" means the termination of employment resulting from any reason other than those enumerated in subsection (c) above or Section 5 of this Agreement.

        (e) "With Good Reason" means the Employee's termination of his employment with the Company as a result of:

          (i) the assignment to Employee of any duties materially and adversely inconsistent with the Employee's position as specified in Section 1 hereof (or such other position to which he may be promoted), including status, offices, responsibilities or persons to whom the Employee reports as contemplated under Section 1 of this Agreement, or any other action by Company which results in a material adverse change in such position, status, offices, titles, or responsibilities;

          (ii) relocation of the Company's principal executive offices outside of the metropolitan Atlanta area as the CEO or Board of Directors of the Company may designate, and Employee elects not to accept such reassignment by notifying the Company in writing within 45 days of such reassignment, or;

          (iii) any other material breach of this Agreement by Company, including the failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement, after written notification from the Employee of such breach, setting forth in detail the matters involved, and the Company's failure to cure the problem resulting in such breach within fifteen (15) days thereafter.

        (f) "Without Good Reason" means the Employee's termination of his employment with the Company for any reason other than those enumerated in subsection (e) above.

        7.    Employee's Obligations upon Termination of Employment.    Upon the termination of his employment hereunder for whatever reason Employee shall:

        (a) tender his resignation from any directorship or office he may hold in the Company or any of its subsidiaries or affiliates, and not at any time represent himself still to be connected with or to have any connection with the Company or its subsidiaries or affiliates; and

        (b) observe all post-employment covenants set forth in this Agreement.

        8.    Effect of Termination.    The provisions of Sections 6(c), 7, 9 through 15 and 22 of this Agreement shall survive the termination of this Agreement and the termination of Employee's employment with the Company to the extent required to give full effect to the covenants and agreements contained therein.

        9.    Confidentiality.

        (a) The Employee agrees that, both during his employment and for the applicable period described in Section 9(b) below after termination of his employment for any reason, the Employee will hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose, except as set forth in Section 9(c) below or as authorized by the Company in connection with the performance of the Employee's duties, any Confidential Information (as hereinafter defined) that the Employee may have or acquire (whether or not developed or compiled by the Employee and whether or not the Employee has been authorized to have access to such Confidential Information) during his employment with the Company. Moreover, in the absence of Company's prior written consent, the Employee agrees not to make or cause to be made known to any third party any correlation or identity which may exist between the Confidential Information that the Employee may have or acquire on the one hand, and, on the other hand, any other information now or hereafter made available to the Employee. The term "Confidential Information" as used in this Agreement shall mean and include any information, data, and know-how relating to the business of the Company that is disclosed to the Employee by the Company or known by the Employee as a result of the Employee's relationship with the Company and not generally within the public domain (whether constituting a trade secret or not), including, without limitation, the following information:

          (i) technical information, such as formulas, patterns, devices, computer program source and object codes, compositions, inventions, processes, specifications, research, methods, technique, software, or engineering or technical specification, and any know-how relating to any of the foregoing, and methods of delivery, whether owned by the Company or utilized by the Company under license from a third party, in each case to the extent that such information is not generally known to the public;

          (ii) financial information, such as the Company's earnings, assets, debts, cost-price information, product mark-ups, gross margins, fee structures, volumes of purchases or sales, or financial data or information that should not be disclosed to its customers or competitors, whether relating to the Company generally, or to particular services, geographic areas, or time periods;

          (iii) supply and service information, such as information concerning the goods and services utilized or purchased by the Company, the names or addresses of suppliers, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to Company and the details of which are not generally known;

          (iv) marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, marketing forecasts or results of marketing efforts or information about impending transactions;

          (v) personnel information, such as employees' personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information;

          (vi) customer information, such as any compilation of past, existing, or prospective customers, customer proposals or agreements between customers and the Company, status of customer accounts or credit, or related information about actual or prospective customers; and

          (vii) information that was provided to the Company in confidence or that that Company is otherwise required to maintain in confidence due to a legal or contractual obligation.

The term "Confidential Information" does not include information that has become a part of the public domain by the act of one who has the right to disclose such information without violating any right of the Company or the customer to which such information pertains. Confidential Information which is specific as to techniques, methods, or the like shall not be deemed to be in the public domain merely because such information is embraced by more general disclosures in the public domain, and any combination of features shall not be deemed within the foregoing exception merely because individual features are in the public domain if the combination itself and its principles of operation are not in the public domain.

        (b) The covenants contained in this Section 9 shall survive the termination of the Employee's employment with the Company for any reason for a period of two (2) years; provided, however, that with respect to those items of Confidential Information which constitute a trade secret under applicable law, the Employee's obligations of confidentiality and non-disclosure as set forth in this Section 9 shall continue to survive after said two-year period to the greatest extent permitted by applicable law. These rights of the Company are in addition to those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

        (c) In the event that the Employee becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Employee shall provide the Company with prompt written notice of such requirement prior to complying therewith so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the provisions hereof, the Employee agrees to furnish only that portion of the Confidential Information that is legally required and to exercise reasonable efforts to obtain an assurance that confidential treatment will be accorded such Confidential Information.

        (d) All writings, tapes, recordings, computer programs, Internet websites and other works in any tangible medium of expression, regardless of the form of medium, which have been or are prepared by the Employee, or to which the Employee contributes in any way to such preparation, in connection with the Employee's employment by the Company (collectively, the "Works"), and all copyrights and other rights, titles and interests whatsoever in and to the Works, belong solely and exclusively to the Company as works made for hire; moreover, if and to the extent any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a "work made for hire," the Employee hereby assigns, grants and delivers, solely and exclusively unto the Company, all copyrights and other rights, titles, and interests whatsoever in and to the Works.

        10.    Non-Solicitation of Employees.    The Employee agrees that he will, for so long as he is employed by the Company and for a period of two (2) years after termination of his employment for any reason, (i) not solicit, entice, persuade, or induce any other employee of the Company to leave the Company's employ, and (ii) refrain from recruiting or hiring, or attempting to recruit or hire, directly or by assisting others, any other employee of the Company who is employed by or doing business with the Company at the time of the attempted recruiting or hiring.

        11.    Non-Solicitation of Customers.    The Employee will, for so long as he is employed by the Company and for a period of one (1) year after termination of his employment Without Cause or With Good Reason, refrain from soliciting, or attempting to solicit, directly or by assisting others, any business from any of the customers, including actively sought prospective customers, with whom the Employee had material contact within the last twelve months of Employee's employment hereunder, for purposes of providing products or services that are similar to or competitive with those provided by the Company, if the Company is also then still engaged in such business.

        12.    Non-Competition.    Employee expressly covenants and agrees that during the term of his employment hereunder and for a period of twelve (12) months after termination of his employment and subject to the provisions set forth under Section 2 and Section 3(a) for termination Without Cause, With Good Reason or With Cause as defined herein, he will not, directly or indirectly, seek, obtain, or accept a "Competitive Position" in the "Restricted Territory" with a "Competitor" of the Company (as such terms are hereafter defined). For purposes of this Agreement, a "Competitor" of the Company means any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged, whose primary business is in the production, marketing, promotion or distribution of products or services that are the same as, or similar to, or competitive with, the products or services that are produced, marketed, promoted, or distributed by Company in connection with the Company's Business; a "Competitive Position" means any employment with any Competitor of the Company whereby Employee has duties for such Competitor that are similar to those actually performed by him pursuant to the terms hereof; and the "Restricted Territory" means the following geographical area: U.S. Employee acknowledges and agrees that he has been or will be working within the Restricted Territory as defined above or has had or will have material contact with customers or actively sought prospective customers of the Company located within such areas. The parties agree to review the geographical area included within the Restricted Territory from time to time at either party's request in order that the Restricted Territory may be reformed so that its coverage upon Employee's termination will extend only to the geographical area in which the Employee is working at such time, including any area where any operations performed, supervised, or assisted in by the Employee are conducted and any area where customers or actively sought prospective customers of the Company with whom the Employee had material contact are present. Any reformation to be evidenced only by written amendment to this Agreement.

        13.    Severability.    Except as noted below, should any provision of this Agreement be declared or determined by any court of competent jurisdiction or arbitrator to be unenforceable or invalid for any reason, the validity of the remaining parts, terms, or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement. The covenants set forth in this Agreement are to be reformed pursuant to Section 14 if held to be unreasonable or unenforceable, in whole or in part, and, as written and as reformed, shall be deemed to be part of this Agreement.

        14.    Reformation.    If any of the covenants or promises of this Agreement are determined by any court of law or equity or arbitrator, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, Employee hereby consents to and affirmatively requests that said court or arbitrator, to the extent legally permissible, reform the covenant or promise so as to be reasonable and enforceable and that said court or arbitrator enforce the covenant or promise as so reformed.

        15.    Injunctive Relief.    The Employee understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in Sections 9, 10, 11, and 12, the Company will suffer irreparable injury for which there is no adequate remedy at law and the Company will therefore be entitled to obtain, without bond, injunctive relief enjoining said breach or threatened breach. Employee further acknowledges, however, that the Company shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

        16.    Assignment.    The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and upon Employee and his heirs and personal representatives. The term "Company" as used in this Agreement shall be deemed to include the successors and assigns of the original or any subsequent entity constituting the Company as well as any and all divisions, subsidiaries, or affiliates thereof.

        17.    Waiver.    The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.

        18.    Applicable Law.    This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Georgia (U.S.A.), without regard to conflicts of laws principles.

        19.    Headings and Captions.    The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand, or otherwise affect the meaning or construction of any provision of this Agreement.

        20.    Notice.    Any notice required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered in person, by courier service in which the party acknowledges receipt in writing, or three (3) days after deposit in the United States mail, postage prepaid, for delivery as registered or certified mail addressed, in the case of the Employee, to him at his residential address as reflected on the records of the Company, and in the case of the Company to the corporate headquarters of the Company, attention of the CEO, or to such other address as the Employee or the Company may designate in writing at any time or from time to time to the other party. In lieu of personal notice or notice by deposit in the US mail, a party may be given notice by fax or telex or other similar electronic method so long as receipt is verified.

        21.    Gender.    All pronouns or any variations thereof contained in this Agreement refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

        22.    Arbitration.    The parties hereto agree to submit any controversy or claim arising out of or relating to Employee's employment by the Company, or the termination thereof, or this Agreement, or the breach thereof (including, without limitation, any claim that any provision of this Agreement or any obligation of Employee is illegal or otherwise unenforceable or voidable under law, ordinance, or ruling or that Employee's employment by the Company was illegally terminated) for arbitration at the office of the American Arbitration Association in Atlanta, Georgia, in accordance with the United States Arbitration Act (9 U.S.C. § 1 et seq.) and the rules of the American Arbitration Association. Company and Employee each consents and submits to the personal jurisdiction and venue of the trial courts of Fulton County, Georgia, and also to the personal jurisdiction and venue of the United States District Court for the Northern District of Georgia for purposes of enforcing this provision. All awards of the arbitration shall be binding and non-appealable except as otherwise provided in the United States Arbitration Act. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall take place at a time noticed by the American Arbitration Association regardless of whether one of the parties fails or refuses to participate. The arbitrator shall have no authority to award punitive damages, but will otherwise have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The parties shall be entitled to engage in reasonable discovery, including a request for the production of relevant documents. Depositions may be ordered by the arbitrator upon a showing of need. The foregoing provisions shall not preclude either party from bringing an action in any court of competent jurisdiction for injunctive or other provisional relief as a party may determine is necessary or appropriate.

        23.    ENTIRE AGREEMENT.    THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE COMPANY AND EMPLOYEE WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND SUPERSEDES ANY PRIOR AGREEMENTS OR UNDERSTANDINGS BETWEEN THE COMPANY AND EMPLOYEE WITH RESPECT TO SUCH SUBJECT MATTER. NO AMENDMENT OR WAIVER OF THIS AGREEMENT OR ANY PROVISION HEREOF SHALL BE EFFECTIVE UNLESS IN WRITING SIGNED BY THE PARTY TO BE SO BOUND.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:
A.D.A.M., INC.
By:
Title:
EMPLOYEE:
KEVIN S. NOLAND

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